Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2023 RESULTS

HOUSTON – May 9, 2023 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("VAALCO" or the "Company") today reported operational and financial results for the first quarter of 2023.

First Quarter 2023 Highlights and Key Items:

●	Paid first quarter 2023 cash dividend of $0.0625 per share of common stock and announced quarterly cash dividend of $0.0625 per share of common stock ($0.25 annualized) to be paid on June 23, 2023, an increase of 92% compared to 2022;
●	Returned $10.5 million to shareholders by purchasing 2.2 million shares since inception of share buy back in November 2022 through May 9, 2023;
●	Increased average daily production by 27% to 18,306 net revenue interest (“NRI”)(1) barrels of oil equivalent per day (“BOEPD”), or 23,152 working interest (“WI”)(2) BOEPD compared to the fourth quarter of 2022;
●	Reported Q1 2023 net income of $3.5 million ($0.03 per diluted share) and Adjusted Net Income(3) of $7.3 million ($0.07 per diluted share);
● Sold 1,224,000 barrels of oil equivalent in Q1 2023, which were impacted by timing of liftings;
● Expect Q2 2023 NRI sales to be between 1,420,000 and 1,570,000 barrels of oil equivalent;
●	Generated Adjusted EBITDAX(3) of $47.8 million and funded $27.7 million in cash capital expenditures from cash on hand and cash from operations during the first quarter 2023;
●	Increased cash and cash equivalents to $52.1 million, generated $42.0 million in cash flow from operating activities and reported Adjusted Working Capital(1) of $40.2 million at March 31, 2023; and
●	Finalized multiple substantive documents with VAALCO's partners and the Ministry of Mines & Hydrocarbons ("MMH") in Equatorial Guinea for Block P which includes the Venus development.

(1)	All NRI production rates are VAALCO's working interest volumes less royalty volumes, where applicable
(2)	All WI production rates and volumes are VAALCO’s working interest volumes
(3)	Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

George Maxwell, VAALCO’s Chief Executive Officer commented, “In October 2022, we completed the transformational combination with TransGlobe Energy Corporation that has grown VAALCO into a diversified, multi-country company focused on sustainable growth and returning value to shareholders. The first quarter of 2023 is the first full quarter of reporting as a combined company. We delivered strong daily production growth of 27% compared to Q4 2022, and generated significant cash flow and Adjusted EBITDAX, despite lower sales due to timing of liftings and lower commodity pricing. Remaining committed to returning value to shareholders, we increased our quarterly dividend by 92% to $0.0625 per share and have paid the first quarter dividend and announced the second quarter dividend. In addition, we have returned $10.5 million in share buy backs through May 9th. We are well positioned and financially stronger with more reserves, production and future potential than at any other time in our history. We are a diversified, multinational exploration and production company with significant 2P WI CPR reserves across four countries and heavily weighted to oil. We have no bank debt, a growing cash flow position and meaningful upside opportunities that we are evaluating for future organic growth. We have built a company of size and scale that is capable of supporting sustainable shareholder returns.”

“Following our meetings with the MMH and our partners in March regarding our development plans for Equatorial Guinea, we continue to work towards the finalization of documents between the partners, having completed the production sharing contract ("PSC") documentation with the MMH. We are now moving forward with the project, subject to finalization of JOA documentation, with a more detailed review of the drilling and topsides development of the Venus project with the objective of reducing the overall project costs in conjunction with our partners. Following a detailed peer review, we are considering options where the drilling of all three wells (two producers and one water injector) are drilled as a single campaign which will reduce the overall drilling costs through lower mobilization costs. We are also building detailed options for the production and evacuation facilities throughout the second and third quarters of 2023. Planned activity includes a detailed seabed survey to identify the prime location for the development facilities. We are excited about the future in Equatorial Guinea as we begin to develop the vast resource potential at Block P.”

Operational Update

Egypt

In December 2022, VAALCO spudded the Arta77 HC well targeting the Nukhul reservoir. The lateral was successfully drilled through reservoir encountering laterally 1,363 meters of good oil and gas shows. Historically, the wells drilled in Egypt were vertical wells and VAALCO is planning to continue to drill between 15 and 20 vertical wells in Egypt in 2023. The Arta77 HC was the first horizontal well drilled under the new merged concession agreement and the Company plans to study the results, drilling technique and completions methods to enhance potential productivity of the next horizontal well, which VAALCO plans to drill in the second half of 2023. In addition to drilling capital, VAALCO has also spent capital and expense dollars on upgrading facilities, to improve well performance as well as to meet its environmental social and governance (“ESG”) standards.

After completing the Arta77 HC well in January 2023, VAALCO drilled five vertical development wells in the first quarter. One well required a frac stimulation and the other four wells added over 700 BOPD at the end of the first quarter. These wells continue to perform very well with May production from them at nearly 1,100 BOPD. In the second quarter of 2023, the Company plans to drill another six vertical wells.

Canada

VAALCO drilled and completed two wells in the first quarter of 2023, consisting of a 1.5-mile lateral and a 3-mile lateral, which were also required for land retention purposes. Both wells were drilled and completed safely and cost effectively without incident. Facility tie in work is underway with production expected in early May. The Company is currently evaluating future drilling campaigns, with the intent of moving exclusively to 3-mile laterals in order to improve economics. Additionally, VAALCO is conducting a review of completions intensity for potential future well completions and facility and pad optimization which should improve production cycle times in the future.

Gabon

VAALCO completed its 2021/2022 drilling campaign in the fourth quarter of 2022. The Company is currently evaluating locations and planning for its next drilling campaign. More details will be made available in the second half of 2023. In October 2022, VAALCO successfully completed its transition to a Floating Storage and Offloading vessel (“FSO”) and related field reconfiguration processes. This project provides a lower cost FSO solution that increases the storage capacity for VAALCO to continue to economically produce from the Etame field and led to an extension of the economic field life. In 2023, the Company will continue to focus on operational excellence, including production uptime and enhancement, to minimize decline until the next drilling campaign. Gabon production performance in the first quarter has been strong and slightly ahead of plan. The cost savings from the new FSO have already begun to be realized but were partly offset by inflationary and industry supply chain pressures and temporarily higher diesel costs.

Equatorial Guinea

VAALCO owns a working interest in Block P offshore Equatorial Guinea, where there are previously discovered but undeveloped resources as well as additional exploration potential. In March 2023, VAALCO held productive meetings with the MMH and its partners in Houston. During these meetings, VAALCO finalized multiple substantive documents, for Block P which includes the Venus development, relating to the PSC. VAALCO anticipates a strong, efficient and economic development of this exciting discovery with first oil projected for 2026. The Company believes that there are clear strategic benefits in further diversifying the revenue generation and country focus of its portfolio. VAALCO has a proven operating track record for a development of this kind and it looks forward to demonstrating these capabilities as the Company progresses the Venus discovery into production and further demonstrates the meaningful value of our asset base. With the PSC amendments approved, VAALCO and its partners have retained not only the Venus development area but have also retained the entire Block P acreage for further exploitation.

Environmental, Social and Governance

As part of the Company’s commitment to environmental stewardship, social awareness and good corporate governance, VAALCO published its annual ESG report in April 2023. The report covers VAALCO’s ESG initiatives and related key performance indicators and is available on VAALCO’s web site, www.vaalco.com, under the “Sustainability” tab. During 2022, the Company completed a materiality study, led by its ESG Engineer with input from key personnel across the organization with responsibility for engaging with its key stakeholder groups. Working with an external consultancy, VAALCO created an ESG materiality framework against which it plotted material topics informed by the Global Reporting Initiative and Sustainability Accounting Standards Board. Each of these was assessed based upon the perceived level of risk to the business and the level of management control in place.

Financial Update –First Quarter of 2023

Reported net income of $3.5 million ($0.03 per diluted share) for the first quarter of 2023 which was down compared with net income of $17.8 million ($0.17 per diluted share) in the fourth quarter of 2022 and down compared to $12.2 million ($0.20 per diluted share) in the first quarter of 2022. The decrease in earnings compared to the fourth quarter of 2022 is mainly due to higher other income (expense) costs and higher income taxes. During the fourth quarter of 2022 VAALCO recorded a bargain purchase gain of $10.8 million that was partially offset by $7.0 million of transaction costs. During the first quarter of 2023, the Company recorded a measurement period adjustment related to the acquisition reducing the original bargain purchase gain by $1.4 million. The decrease in earnings compared to the first quarter of 2022 is due to higher production expense, DD&A expense and higher taxes, partially offset by higher revenue and lower losses on derivatives.

Adjusted EBITDAX totaled $47.8 million in the first quarter of 2023, a small decrease from $49.8 million in the fourth quarter of 2022 and a 43% increase from the $33.5 million generated in the same period in 2022. The increase in first quarter 2023 Adjusted EBITDAX compared to the first quarter of 2022 is primarily due to higher revenue resulting from the TransGlobe transaction and lower realized losses on derivatives.

Revenue and Sales	Q1 2023	Q1 2022	% Change Q1 2023 vs. Q1 2022	Q4 2022	% Change Q1 2023 vs. Q4 2022
Production (NRI BOEPD)	18,306	8,051	127%	14,390	27%
Sales (NRI BOE)	1,224,000	616,000	99%	1,371,000	(11)%
Realized commodity price ($/BOE)	$65.68	$109.65	(40)%	$70.43	(7)%
Commodity (Per BOE including realized commodity derivatives)	$65.63	$91.16	(28)%	$70.24	(7)%
Total commodity sales ($MM)	$80.4	$68.7	17%	$96.6	(17)%

VAALCO had total NRI sales volumes of 1,224,000 BOE compared to 1,371,000 BOE in the fourth quarter of 2022 and 616,000 BOE for the same period in 2022. A lifting in Gabon originally planned for March 2023 was delayed until April which resulted in lower NRI sales volumes of 13,600 BOEPD during the first quarter of 2023, compared with 14,900 BOEPD in the fourth quarter of 2022. The Company expects second quarter NRI sales to be between 15,600 and 17,300 BOEPD which includes the impacts of the delayed liftings.

First quarter of 2023 realized pricing (including the effects of derivative contracts) was down 7% compared to the fourth quarter of 2022 and decreased 28% compared to the first quarter of 2022.

Costs and Expenses	Q1 2023	Q1 2022	% Change Q1 2023 vs. Q1 2022	Q4 2022	% Change Q1 2023 vs. Q4 2022
Production expense, excluding offshore workovers and stock comp ($MM)	$29.3	$18.4	59%	$40.8	(28)%
Production expense, excluding offshore workovers ($/BOE)	$23.9	$29.83	(20)%	$29.80	(20)%
Offshore workover expense ($MM)	$(1.1)	$—	—%	$4.7	(123)%
Depreciation, depletion and amortization ($MM)	$24.4	$4.7	420%	$26.3	(7)%
Depreciation, depletion and amortization ($/BOE)	$19.9	$7.59	163%	$19.20	4%
General and administrative expense, excluding stock-based compensation ($MM)	$4.6	$3.6	27%	$(0.3)	(1,629)%
General and administrative expense, excluding stock-based compensation ($/BOE)	$3.7	$5.80	(35)%	$(0.2)	(1,973)%
Stock-based compensation expense ($MM)	$0.6	$1.4	(57)%	$(0.1)	(700)%
Current income tax expense (benefit) ($MM)	$12.3	$5.7	116%	$1.7	624%
Deferred income tax expense (benefit) ($MM)	$2.5	$(10.3)	(124)%	$5.3	(53)%

Total production expense (excluding offshore workovers and stock compensation) of $29.3 million was at the low end of the Company’s guidance range. These costs decreased in the first quarter of 2023 compared to the fourth quarter of 2022 and increased compared to the same period in 2022. The decrease in first quarter 2023 expense compared to the fourth quarter of 2022 was driven primarily by lower costs related to the completion of the FSO conversion and field reconfiguration, and lower expense associated with lower sales volumes. The increase in the first quarter of 2023 compared to the first quarter of 2022 was primarily driven by increased production and costs associated with the TransGlobe combination as well as higher costs associated with boats, diesel and operating costs. VAALCO has seen inflationary and industry supply chain pressure on personnel and contractor costs.

The first quarter of 2023 had a negative $1.1 million in offshore workover expenses with reversal of accruals on completion and tie out of the workover AFE's. While there were no offshore workover expenses in the first quarter of 2022, the fourth quarter of 2022 incurred $4.7 million in offshore workover expenses.

Production expense per barrel of oil equivalent, excluding workover costs and stock compensation, was lower than the first and fourth quarters of 2022 due to lower costs in Etame associated with the FSO conversion and lower per BOE costs from the Egyptian and Canadian assets.

Depreciation, depletion and amortization (“DD&A”) expense for the three months ended March 31, 2023 was $24.4 million which was lower than the fourth quarter of 2022 of $26.3 million and higher than the $4.7 million in the first quarter of 2022. The increase in DD&A expense, compared to the first quarter of 2022, is due to higher depletable costs associated with the FSO, the field reconfiguration capital costs at Etame and the step-up to fair value of the TransGlobe assets.

General and administrative (“G&A”) expense, excluding stock-based compensation, increased for the three months ended March 31, 2023 to $4.6 million from $(0.3) million in the fourth quarter of 2022 and $3.6 million for the same period in the prior year. The fourth quarter of 2022 benefitted from the large increase in operational projects during that period involving a majority of corporate resources, which realized a high percentage of costs charged to projects. First quarter 2023 G&A was within the Company’s guidance, the Company has made meaningful progress toward reducing absolute G&A costs when compared against the combined TransGlobe and VAALCO first quarter of 2022 costs.

Non-cash stock-based compensation expense was $0.6 million for the first quarter of 2023 compared to $1.4 million during the same period in 2022. Non-cash stock-based compensation expense for the fourth quarter of 2022 was immaterial.

Other income (expense), net, was an expense of $1.1 million for the three months ended March 31, 2023 compared to an expense of $0.7 million during the same period in 2022 and was income of $2.5 million for the three months ended December 31, 2022. Other income (expense), net, normally consists of foreign currency losses reflecting the continued US$ currency strength against most currencies and in particular the Euro and CFA. For the three months ended March 31, 2023, other income (expense), net included a $1.4 million expense associated with a measurement period adjustment associated with the TransGlobe acquisition. Additionally, for the three months ended December 31, 2022, other income (expense), net included a $10.8 million bargain purchase gain on the TransGlobe acquisition offset by $7.0 million of TransGlobe transaction costs.

Foreign income taxes for Gabon and Egypt are settled by the government taking their oil in-kind. Income tax expense for the three months ended March 31, 2023 was an expense of $14.8 million and is comprised of current tax expense of $12.3 million and deferred tax provision of $2.5 million. Income tax expense for the three months ended December 31, 2022 was an expense of $7.0 million. This was comprised of $1.7 million of current tax expense and a deferred tax provision of $5.3 million. The income tax benefit for the quarter ended March 31, 2022 was a benefit of $4.6 million. This was comprised of $10.3 million of deferred tax benefit and a current tax provision of $5.7 million. For all periods, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with derivative losses and corporate expenses.

Capital Investments/Balance Sheet

For the first quarter of 2023, net capital expenditures totaled $27.7 million on a cash basis and $25.4 million on an accrual basis. These expenditures were primarily related to costs associated with the development drilling programs in Egypt and Canada.

At the end of the first quarter of 2023, VAALCO had an unrestricted cash balance of $52.1 million. Working capital at March 31, 2023 was $30.5 million compared with $38.0 million at December 31, 2022, while Adjusted Working Capital at March 31, 2023 totaled $40.2 million.

In mid-2022, VAALCO announced entry into a new credit agreement, effective May 16, 2022, for a new five-year Reserve Based Lending (“RBL”) facility with Glencore Energy UK Ltd. (“Glencore”) that includes an initial commitment of $50 million and is expandable up to $100 million. The facility is currently secured by the Company’s assets in Gabon and matures in 2027. Key terms and covenants under the new facility include Consolidated Total Net Debt to EBITDAX (each term as defined in the RBL facility) for the trailing twelve months of less than three times and requires VAALCO to maintain a minimum consolidated cash and cash equivalents balance of $10 million. While VAALCO intends to fund its capital and shareholder returns programs with internally generated funds, the facility enhances future financial flexibility.

In conjunction with the TransGlobe transaction, VAALCO assumed an existing revolving loan facility with Alberta Treasury Branches and on January 5, 2023 the facility was exited.

Cash Dividend Policy and Share Buyback Authorization

VAALCO paid a quarterly cash dividend of $0.0625 per share of common stock for the first quarter of 2023 on March 31, 2023. On May 9, 2023, the Company announced its next quarterly cash dividend of $0.0625 per share of common stock for the second quarter of 2023 ($0.25 annualized), to be paid on June 23, 2023 to stockholders of record at the close of business on May 24, 2023. VAALCO increased its dividend 92% beginning with the first quarter of 2023 compared to the quarterly dividends paid in 2022. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the VAALCO Board of Directors (the "Board").

On November 1, 2022, VAALCO announced that its newly expanded Board formally ratified and approved the share buyback program that was announced on August 8, 2022 in conjunction with the pending business combination with TransGlobe. The Board also directed management to implement a Rule 10b5-1 trading plan to facilitate share purchases through open market purchases, privately negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The plan provides for an aggregate purchase of currently outstanding common stock up to $30 million. Payment for shares repurchased under the program will be funded using the Company's cash on hand and cash flow from operations.

The actual timing, number and value of shares repurchased under the share buyback program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. Under such a trading plan, the Company’s third-party broker, subject to Securities and Exchange Commission regulations regarding certain price, market, volume and timing constraints, has authority to purchase the Company’s common stock in accordance with the terms of the plan. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.

Since inception of the buyback program in November 2022 through May 9, 2023, VAALCO has repurchased $10.5 million in shares.

Hedging

The Company continued to opportunistically hedge a portion of its expected production in 2023 to lock in strong cash flow generation to assist in funding its capital program and dividend.

The following additional hedges were entered into in 2023 for periods after the first quarter:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
April 2023 - June 2023	Collars	Dated Brent	95,500	$65.00	$100.00

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
July 2023 - September 2023	Collars	Dated Brent	95,000	$65.00	$96.00

2023 Guidance:

		FY 2023	Gabon	Egypt	Canada
Production (BOEPD)	WI	20,400 – 24,400	8,500 – 10,300	9,700 – 11,500	2,200 – 2,600
Production (BOEPD)	NRI	15,300 – 18,600	7,400 – 9,000	6,000 – 7,300	1,900 – 2,300
Sales Volume (BOEPD)	WI	20,400 – 24,400	8,500 - 10,300	9,700 – 11,500	2,200 – 2,600
Sales Volume (BOEPD)	NRI	15,300 – 18,600	7,400 - 9,000	6,000 – 7,300	1,900 – 2,300
Production Expense (millions)	WI & NRI	$135.5 – $157.0
Production Expense per BOE	WI	$16.00 – $20.00
Production Expense per BOE	NRI	$21.00 – $27.00
Offshore Workovers (millions)	WI & NRI	$1 – $10
Cash G&A (millions)	WI & NRI	$15.0 – $20.0
CAPEX (millions)	WI & NRI	$70 – $90

		Q2 2023	Gabon	Egypt	Canada
Production (BOEPD)	WI	22,600 – 24,600	9,500 – 10,300	10,600 – 11,600	2,500 – 2,700
Production (BOEPD)	NRI	17,300 – 19,000	8,300 – 9,000	6,900 – 7,700	2,100 – 2,300
Sales Volume (BOEPD)	WI	21,200 – 23,300	11,900 – 13,200	6.800 – 7.400	2,500 – 2,700
Sales Volume (BOEPD)	NRI	15,600 – 17,300	10,400 – 11,500	3,100 – 3,500	2,100 – 2,300
Production Expense (millions)	WI & NRI	$32.5 – $39.0
Production Expense per BOE	WI	$15.50 – $20.50
Production Expense per BOE	NRI	$22.00 – $29.00
Offshore Workovers (millions)	WI & NRI	$0 – $1
Cash G&A (millions)	WI & NRI	$3.5 – $5.5
CAPEX (millions)	WI & NRI	$18 – $28

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter 2023 financial and operating results tomorrow, Wednesday May 10, 2023, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time and 4:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “VAALCO Energy First Quarter 2023 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com. An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

Following its business combination with TransGlobe in October 2022, VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) VAALCO’s ability to realize the anticipated benefits and synergies expected from the acquisition of TransGlobe; (ii) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (iii) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it acquired as a result of the acquisition of TransGlobe into its operations; (v) the amount and timing of stock buybacks, if any, under VAALCO’s stock buyback program and VAALCO’s ability to enhance stockholder value through such plan; (vi) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vii) expectations regarding future acquisitions, investments or divestitures; (viii) expectations of future dividends, buybacks and other potential returns to stockholders; (ix) expectations of future balance sheet strength; (x) expectations of future equity and enterprise value; (xi) expectations of the continued listing of VAALCO’s common stock on the NYSE and LSE and (xii) VAALCO’s ability to finalize documents and effectively execute the POD for the Venus development in Block P.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the tax treatment of the business combination with TransGlobe in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the right of host governments in countries where we operate to expropriate property and terminate contracts (including the Etame production sharing contract and the Block P PSC) for reasons of public interest, subject to reasonable compensation, determinable by the respective government in its discretion; the final terms of the agreements pertaining to Block P in Equatorial Guinea, which remain under negotiation; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of assets to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the business combination with TransGlobe may not increase VAALCO’s relevance to investors in the international E&P industry, increase capital market access through scale and diversification or provide liquidity benefits for stockholders; and other risks described under the caption “Risk Factors” in VAALCO’s 2022 Annual Report on Form 10-K filed with the SEC on April 6, 2023, VAALCO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, expected to be filed on May 10, 2023 and in VAALCO’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2023.

Dividends beyond the second quarter of 2023 have not yet been approved or declared by the Board of Directors for VAALCO. The declaration and payment of future dividends and the terms of share buybacks remains at the discretion of the Board and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends and the terms of share buybacks. Consequently, in determining the dividend to be declared and paid on VAALCO common stock or the terms of share buybacks, the Board may revise or terminate the payment level or buyback terms at any time without prior notice. “Yields” with respect to dividends and the buyback program in this release are forecasts of total cash to be paid for shares in the buyback program, plus total cash to be paid in the form of dividends, and are extrapolations based on the number of shares of Common Stock issued and outstanding as of April 28, 2023, which was 107,014,245, and the share price as of such date.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of March 31, 2023	As of December 31, 2022
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$52,119	$37,205
Restricted cash	76	222
Receivables:
Trade, net	30,795	52,147
Accounts with joint venture owners, net of allowance for credit losses of $0.3 million in both periods presented	25	15,830
Foreign income taxes receivable	-	2,769
Other, net of allowance for credit losses of $3.5 and $0.0 million, respectively	67,157	68,519
Crude oil inventory	11,778	3,335
Prepayments and other	17,424	20,070
Total current assets	179,374	200,097

Crude oil and natural gas properties, equipment and other - successful efforts method, net	499,953	495,272
Other noncurrent assets:
Restricted cash	1,771	1,763
Value added tax and other receivables, net of allowance of $9.0 million and $8.4 million, respectively	8,026	7,150
Right of use operating lease assets	2,211	2,777
Right of use finance lease assets	91,198	90,698
Deferred tax assets	33,430	35,432
Abandonment funding	6,268	20,586
Other long-term assets	1,752	1,866
Total assets	$823,983	$855,641
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$49,982	$59,886
Accounts with joint venture owners	3,098	—
Accrued liabilities and other	80,707	91,392
Operating lease liabilities - current portion	2,040	2,314
Finance lease liabilities - current portion	6,907	7,811
Foreign income taxes payable	5,424	—
Current liabilities - discontinued operations	673	687
Total current liabilities	148,831	162,090
Asset retirement obligations	42,327	41,695
Operating lease liabilities - net of current portion	367	686
Finance lease liabilities - net of current portion	80,470	78,248
Deferred tax liabilities	79,854	81,223
Other long-term liabilities	16,959	25,594
Total liabilities	368,808	389,536
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 160,000,000 shares authorized, 120,116,106 and 119,482,680 shares issued, 107,318,214 and 107,852,857 shares outstanding, respectively	12,012	11,948
Additional paid-in capital	354,499	353,606
Accumulated other comprehensive income	1,054	1,179
Less treasury stock, 12,797,892 and 11,629,823 shares, respectively, at cost	(53,029)	(47,652)
Retained earnings	140,639	147,024
Total shareholders' equity	455,175	466,105
Total liabilities and shareholders' equity	$823,983	$855,641

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$80,403	$68,656	$96,588
Operating costs and expenses:
Production expense	28,200	18,360	45,514
Exploration expense	8	127	8
Depreciation, depletion and amortization	24,417	4,673	26,316
General and administrative expense	5,224	4,994	(430)
Credit losses and other	935	492	999
Total operating costs and expenses	58,784	28,646	72,407
Other operating expense, net	—	(5)	43
Operating income	21,619	40,005	24,224
Other income (expense):
Derivative instruments gain (loss), net	21	(31,758)	(290)
Interest expense, net	(2,246)	(3)	(1,679)
Other income (expense), net	(1,140)	(696)	2,466
Total other income (expense), net	(3,365)	(32,457)	497
Income from continuing operations before income taxes	18,254	7,548	24,721
Income tax expense (benefit)	14,771	(4,628)	6,953
Income from continuing operations	3,483	12,176	17,768
Loss from discontinued operations, net of tax	(13)	(12)	(14)
Net income	$3,470	$12,164	$17,754
Other comprehensive income (loss)
Currency translation adjustments	(125)	—	1,179
Comprehensive income	$3,345	$12,164	$18,933

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.03	$0.21	$0.17
Loss from discontinued operations, net of tax	—	—	—
Net income (loss) per share	$0.03	$0.21	$0.17
Basic weighted average shares outstanding	107,387	58,702	101,227
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.03	$0.20	$0.17
Loss from discontinued operations, net of tax	—	—	—
Net income (loss) per share	$0.03	$0.20	$0.17
Diluted weighted average shares outstanding	108,752	59,179	101,578

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2023	2022
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,470	$12,164
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	13	12
Depreciation, depletion and amortization	24,417	4,673
Bargain purchase gain	1,412	—
Deferred taxes	2,471	(10,318)
Unrealized foreign exchange loss	512	116
Stock-based compensation	649	1,422
Cash settlements paid on exercised stock appreciation rights	(233)	(205)
Derivative instruments (gain) loss, net	(21)	31,758
Cash settlements paid on matured derivative contracts, net	(59)	(12,500)
Cash settlements paid on asset retirement obligations	(123)	—
Credit losses and other	935	492
Other operating loss, net	—	5
Operational expenses associated with equipment and other	(640)	240
Change in operating assets and liabilities:
Trade receivables	21,357	(22,152)
Accounts with joint venture owners	18,911	(6,652)
Other receivables	(2,309)	(1,723)
Crude oil inventory	(8,443)	(3,041)
Prepayments and other	983	(876)
Value added tax and other receivables	(1,361)	(1,076)
Other long-term assets	1,051	(1,452)
Accounts payable	(6,739)	(10,132)
Foreign income taxes receivable/payable	8,193	5,691
Deferred tax liability	(3,250)	—
Accrued liabilities and other	(19,177)	12,814
Net cash provided by (used in) continuing operating activities	42,019	(740)
Net cash used in discontinued operating activities	(13)	(18)
Net cash provided by (used in) operating activities	42,006	(758)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(27,700)	(23,148)
Net cash used in continuing investing activities	(27,700)	(23,148)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(27,700)	(23,148)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	274	198
Dividend distribution	(6,735)	(1,929)
Treasury shares	(5,377)	(387)
Payments of finance lease	(1,701)	—
Net cash used in continuing financing activities	(13,539)	(2,118)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(13,539)	(2,118)
Effects of exchange rate changes on cash	(309)	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	458	(26,024)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	59,776	72,314
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$60,234	$46,290

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,224	616	1,371

WI PRODUCTION DATA
Etame Crude oil (MBbl)	942	833	650
Egypt Crude oil (MBbl)	903	—	818
Canada Crude oil, natural gas and natural gas liquids sales (MBOE)	239	—	211
Total Crude oil, natural gas and natural gas liquids sales (MBOE)	2,084	833	1,680
Average daily production volumes (BOEPD)	23,152	9,256	18,262

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	820	725	566
Egypt Crude oil (MBbl)	616	—	547
Canada Crude oil, natural gas and natural gas liquids sales (MBOE)	211	—	211
Total Crude oil, natural gas and natural gas liquids sales (MBOE)	1,647	725	1,324
Average daily production volumes (BOEPD)	18,306	8,051	14,390

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE)	$65.68	$109.65	$70.43
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives)	$65.63	$91.16	$70.24

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$23.04	$29.81	$33.19
Production expense, excluding offshore workovers and stock compensation*	23.91	29.83	29.73
Depreciation, depletion and amortization	19.95	7.59	19.19
General and administrative expense**	4.27	8.11	-0.31
Property and equipment expenditures, cash basis (in thousands)	$27,700	$14,689	$56,044

*Offshore workover costs excluded from the three months ended March 31, 2023 and 2022 and December 31, 2022 are $(1.1) million, $0.0 million and $4.7 million, respectively.

*Stock compensation associated with production expense excluded from the three months ended March 31, 2023 and 2022 and December 31, 2022 are not material.

**General and administrative expenses include $0.52, $0.59 and $(0.09) per barrel of oil related to stock-based compensation expense in the three months ended March 31, 2023 and 2022 and December 31, 2022, respectively.

NON-GAAP FINANCIAL MEASURES

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, impairment of proved crude oil and natural gas properties, deferred income tax expense, unrealized commodity derivative loss, gain on the Sasol Acquisition and non-cash and other items.

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, impairment of proved crude oil and natural gas properties, non-cash and other items including stock compensation expense, gain on the Sasol Acquisition and unrealized commodity derivative loss.

Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net Income to Adjusted Net Income	March 31, 2023	March 31, 2022	December 31, 2022
Net income	$3,470	$12,164	$17,754
Adjustment for discrete items:
Discontinued operations, net of tax	13	12	14
Unrealized derivative instruments loss (gain)	(80)	19,258	38
(Gain) /adjustment of acquisition price, net	1,412	—	(10,817)
Arrangement Costs	—	—	7,006
Deferred income tax expense (benefit)	2,471	(10,319)	5,266
Other operating (income) expense, net	—	5	(43)
Adjusted Net Income	$7,286	$21,120	$19,218

Diluted Adjusted Net Income per Share	$0.07	$0.36	$0.19
Diluted weighted average shares outstanding (1)	108,752	59,179	101,578

(1) No adjustments to weighted average shares outstanding

	Three Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	March 31, 2023	March 31, 2022	December 31, 2022
Net income	$3,470	$12,164	$17,754
Add back:
Impact of discontinued operations	13	12	14
Interest expense (income), net	2,246	3	1,679
Income tax expense (benefit)	14,771	(4,628)	6,953
Depreciation, depletion and amortization	24,417	4,673	26,316
Exploration expense	8	127	8
Non-cash or unusual items:
Stock-based compensation	649	1,422	(100)
Unrealized derivative instruments loss (gain)	(80)	19,258	38
(Gain) /adjustment of acquisition price, net	1,412	—	(10,817)
Arrangement Costs	—	—	7,006
Other operating (income) expense, net	—	5	(43)
Credit losses and other	935	492	999
Adjusted EBITDAX	$47,841	$33,528	$49,807

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of March 31, 2023	As of December 31, 2022	Change
Current assets	$179,374	$200,097	$(20,723)
Current liabilities	(148,831)	(162,090)	13,259
Working capital	30,543	38,007	(7,464)
Add: lease liabilities - current portion	8,947	10,125	(1,178)
Add: current liabilities - discontinued operations	673	687	(14)
Adjusted Working Capital	$40,163	$48,819	$(8,656)